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                                                                    EXHIBIT 99.1

                            [WebLink Wireless logo]


    WEBLINK WIRELESS COMMON STOCK TO BE DE-LISTED FROM NASDAQ NATIONAL MARKET


DALLAS - May 3, 2001 - WebLink Wireless Inc. (Nasdaq: WLNK) has received a NASDAQ staff determination indicating that the Company fails to comply with the minimum bid price and other requirements for continued listing set forth in NASD Marketplace Rule 4450, and that its securities, therefore, will be de-listed from the NASDAQ national market. The de-listing will be effective on May 4, 2001. The Company's common stock will thereafter be eligible for quotation on the electronic bulletin board of the over-the-counter quotation system.

WebLink Wireless Inc. is a leader in the wireless data industry, providing wireless email, wireless instant messaging, information on demand and traditional paging services throughout United States. The company's nationwide 2-Way network is the largest of its kind reaching approximately 90 percent of the U.S. population, and through a strategic partnership, extends into Canada. The Dallas-based company, which serves about two million customers, recorded total revenues of $290 million for the year ended Dec. 31, 2000. For more information, visit the website at www.weblinkwireless.com.

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This press release includes forward-looking statements that involve risks and uncertainties that are detailed from time to time in the SEC filings of WebLink Wireless, Inc. including its most recent annual report on Form 10-K and any subsequently filed reports on Form 10-Q and Form 8-K. Actual results may differ materially from those projected due to increased competition, pricing pressures, delays in new service introductions, delays in the introduction of new subscriber devices, regulatory issues and other business factors. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

CONTACTS:
INVESTORS:
Kelly Prentiss
WebLink Wireless
(214) 765-3874
kprentiss@weblinkwireless.com